Exhibit 9

March 28, 2023

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements on Form 1-U of FundRebel Dean LLC (the “Company”) to be filed with the Securities and Exchange Commission on or about March 28, 2023, related to our firm. We agree with all of the statements pertaining to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 1-U.

Respectively submitted,

/s/ Prager Metis CPA’s LLC

Prager Metis CPA’s LLC

Hackensack, New Jersey